Exhibit 99.1

MAXIMUS Reports Results for Fiscal 2012 Fourth Quarter and Full Year

- Introduces Outlook for Fiscal 2013 -

RESTON, Va.--(BUSINESS WIRE)--November 15, 2012--MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for its fourth quarter and fiscal year ended September 30, 2012.

Key highlights include:

●
Revenue grew 20% to $300.7 million for the fourth quarter and 13% to $1.05 billion for the full fiscal year compared to the same periods last year, driven by growth on existing contracts, new work, and the PSI acquisition.

●	Adjusted diluted earnings per share from continuing operations increased 16% to $0.74 for the fourth quarter and increased 5% to $2.36 for the full fiscal year compared to the same periods last year.

●	Cash and cash equivalents totaled $189.3 million at September 30, 2012.

●	Year-to-date new signed contract awards totaled $1.44 billion at September 30, 2012.

Revenue for the fiscal 2012 fourth quarter increased 20% (21% on a constant currency basis) to $300.7 million versus $250.1 million reported for the same period last year. Revenue for fiscal year 2012 increased 13% (13% on a constant currency basis) to $1.05 billion compared to $929.6 million reported for fiscal 2011. Revenue increases were driven by growth on existing contracts, new work, and the acquisition of PSI. Fiscal 2012 organic revenue increased 7% compared to last year.

Fourth quarter GAAP income from continuing operations, net of taxes, totaled $23.8 million, or $0.68 per diluted share, and included approximately $0.06 of net legal and acquisition-related expenses, and tax adjustments. Excluding these costs, fourth quarter adjusted diluted earnings per share from continuing operations increased 16% to $0.74 compared to $0.64 reported for the same period last year. For the full year, GAAP income from continuing operations, net of taxes, totaled $76.1 million, or $2.19 per diluted share, and included approximately $0.17 per diluted share related to net legal and acquisition-related expenses, and tax adjustments. Excluding these expenses, adjusted diluted earnings per share from continuing operations increased 5% to $2.36 compared to fiscal 2011. A normalization table is included in the accompanying financial schedules.

“We are proud of our achievements in fiscal 2012 as we continue to grow the business and maximize shareholder value. We won our first health insurance exchange contract, expanded our domestic footprint through the acquisition of PSI, and achieved breakeven on our UK Work Programme contract. Our year-to-date signed awards of $1.44 billion were strong, contributing to our healthy backlog of $2.9 billion at September 30, 2012,” commented Richard A. Montoni, Chief Executive Officer of MAXIMUS.

Health Services Segment

Health Services Segment revenue for the fourth quarter of fiscal 2012 increased 16% to $181.6 million compared to $156.3 million for the same period last year, principally due to new work and the acquisition of PSI. For fiscal 2012, revenue increased 19% to $671.2 million compared to $565.9 million for the prior year, driven by new work, expansion on existing contracts, and the acquisition of PSI. Excluding revenue from PSI, year-over-year Segment organic revenue grew 15%.

Health Services Segment operating income for the fourth quarter totaled $20.0 million (11.0% operating margin) compared to $20.6 million (13.2% operating margin) in the same period last year. For the full fiscal year, Segment operating income was $80.6 million (12.0% operating margin) compared to $74.7 million (13.2% operating margin) in fiscal 2011. Operating margins for fiscal 2012 decreased due to: the managed care expansion in Texas; the timing of work, including contract rebids and start-ups; and lower-margin pass through revenue on a new health insurance exchange contract.

Human Services Segment

Human Services Segment revenue for the fourth quarter increased 27% to $119.2 million compared to $93.8 million in the prior-year period. For fiscal 2012, revenue increased 4% to $379.0 million compared to $363.8 million last year. Segment revenue growth was driven by the acquisition of PSI, which offset expected revenue decreases in the Company’s international operations related to the completion of short-term programs and lower caseloads in Australia and the transition to the Work Programme in the UK. As a result, excluding revenue from PSI, year-over-year Segment organic revenue decreased 6%.

Human Services Segment operating income for the fourth quarter increased 64% to $21.8 million (18.3% operating margin) and benefited from planned improvements on the UK Work Programme, as well as expected short-term work that was highly accretive. This compared to operating income of $13.3 million (14.2% operating margin) in the same period last year. For the full fiscal year, operating income grew 7% to $49.9 million (13.2% operating margin) compared to $46.8 million (12.9% operating margin) in fiscal 2011.

Backlog, Sales and Pipeline

The Company reported backlog totaling $2.9 billion at September 30, 2012, which is consistent with backlog of $2.9 billion at September 30, 2011.

Year-to-date signed contract wins at September 30, 2012 totaled $1.44 billion compared to $1.61 billion for fiscal 2011. Last year’s year-to-date signed awards included nearly $1 billion of awards from existing work. At September 30, 2012, new contracts pending (awarded but unsigned) totaled $128 million compared to $691 million last year.

Sales opportunities (pipeline) at November 7, 2012 totaled $2.6 billion (consisting of $1.2 billion in proposals pending, $145 million in proposals in preparation, and $1.3 billion in proposals tracking) compared to $1.8 billion in fiscal 2011.

Balance Sheet and Cash Flows

Cash and cash equivalents at September 30, 2012 totaled $189.3 million, of which 66% is held overseas. For the full fiscal year, cash provided by operating activities from continuing operations totaled $115.2 million with free cash flow of $92.0 million. For the fourth quarter of fiscal 2012, cash provided by operating activities from continuing operations totaled $30.1 million with free cash flow of $21.7 million.

Days Sales Outstanding (DSO) from continuing operations were favorable at 56 days and driven by the timing of collections.

On August 31, 2012, MAXIMUS paid a quarterly cash dividend of $0.09 per share, and on October 10, 2012, the Company announced a $0.09 per share cash dividend, payable on November 30, 2012 to shareholders of record on November 15, 2012.

During the fourth quarter of fiscal 2012, MAXIMUS used $3.9 million to purchase 65,800 shares of MAXIMUS common stock under its Board-authorized share repurchase program. For fiscal 2012, MAXIMUS repurchased a total of 306,000 shares and used cash of $13.0 million for buyback activity. At September 30, 2012, the Company had $127.4 million available for future repurchases. Subsequent to quarter close, MAXIMUS purchased another 168,500 shares of MAXIMUS common stock for $9.7 million through November 9, 2012.

Outlook

MAXIMUS is introducing fiscal 2013 guidance. MAXIMUS expects fiscal 2013 revenue to range between $1.225 billion and $1.275 billion, a 17% to 21% increase compared to fiscal 2012. At September 30, 2012, approximately 90% of forecasted 2013 revenue was in the form of backlog or outstanding option period renewals.

The Company expects fiscal 2013 adjusted diluted earnings per share from continuing operations to range between $2.85 and $3.05, a 21% to 29% increase compared to fiscal 2012. These ranges assume a lower contribution from mature contracts in Texas and California due to expected scope reductions in fiscal 2013, as previously disclosed. Revenue from these two contracts is expected to be lower in fiscal 2013 compared to fiscal 2012 by approximately $40 million to $45 million, with an estimated earnings impact of approximately $0.15 per diluted share.

“As we launch fiscal 2013, we foresee an exceptional year of top- and bottom-line growth. We remain focused on winning our fair share of health care reform work, growing our global operations, expanding our federal book of business, and strategically deploying cash. The management team remains committed to delivering outcomes that matter to our government clients, while at the same time adding new, profitable growth,” Montoni concluded.

Website Presentation, Conference Call and Webcast Information

MAXIMUS will host a conference call this morning, November 15, 2012, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at www.maximus.com or by calling:

877.407.8289 (Domestic)/201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through November 30, 2012. Callers can access the replay by calling:

877.660.6853 (Domestic)/201.612.7415 (International)
Replay conference ID number: 403280

About MAXIMUS

MAXIMUS is a leading operator of government health and human services programs in the United States, United Kingdom, Canada, Australia and Saudi Arabia. The Company delivers business process services to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support programs around the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has approximately 8,800 employees worldwide. For more information, visit www.maximus.com.

Non-GAAP Measures

This release refers to non-GAAP financial measures, including free cash flows from operating activities, adjusted diluted earnings per share from continuing operations, constant currency revenue growth, organic growth, and operating income excluding legal, settlement and acquisition-related expenses.

To provide constant currency information, revenue from foreign operations is converted into United States dollars using average exchange rates from the previous fiscal year. We believe constant currency revenue growth provides a useful basis for assessing the performance of the Company excluding foreign exchange fluctuations. To provide organic growth information, revenue in the prior year is compared to the current year without PSI revenues. We believe organic growth provides a useful basis for assessing the performance of the business excluding PSI. We have provided a reconciliation of free cash flows to operating cash flows from continuing operations. We believe that free cash flows from operations is a useful basis for investors to compare our performance across periods or across our competitors. Free cash flows show the effects of the Company’s operations and routine capital expenditure and exclude the cash flow effects of acquisitions, share repurchases, dividend payments and other financing transactions. We have provided a reconciliation to adjusted diluted earnings per share and operating income excluding legal, settlement and acquisition-related expenses. We believe that these measures are a useful basis for assessing the Company’s performance excluding the effect of the costs of acquiring PSI and the recovery of insurance claims in the periods shown.

The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to net income, cash flows from operating activities, diluted earnings per share, revenue growth and operating income as measures of performance.

Statements that are not historical facts, including statements about the Company's confidence and strategies and the Company's expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company's products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company's actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company's most recent Annual Report filed with the Securities and Exchange Commission, found on www.maximus.com.

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months		Year
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Revenue	$300,736	$250,107	$1,050,145	$929,633
Cost of revenue	216,107	181,880	762,202	675,982
Gross profit	84,629	68,227	287,943	253,651
Selling, general and administrative expenses	42,810	34,560	157,402	132,058
Acquisition-related expenses	766	—	2,876	—
Legal and settlement costs (recovery), net	1,080	(1,169)	90	(808)
Operating income from continuing operations	39,973	34,836	127,575	122,401
Interest and other income, net	1,084	1,124	4,176	3,495
Income from continuing operations before income taxes	41,057	35,960	131,751	125,896
Provision for income taxes	17,303	10,403	55,652	43,754
Income from continuing operations	23,754	25,557	76,099	82,142

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	—	197	—	(133)
Gain (loss) on disposal	(83)	(179)	34	(841)
Income (loss) from discontinued operations	(83)	18	34	(974)

Net income	$23,671	$25,575	$76,133	$81,168

Basic earnings (loss) per share:
Income from continuing operations	$0.70	$0.75	$2.25	$2.39
Income (loss) from discontinued operations	—	—	—	(0.03)
Basic earnings per share	$0.70	$0.75	$2.25	$2.36

Diluted earnings (loss) per share:
Income from continuing operations	$0.68	$0.73	$2.19	$2.31
Income (loss) from discontinued operations	—	—	—	(0.03)
Diluted earnings per share	$0.68	$0.73	$2.19	$2.28

Dividends per share	0.09	0.09	0.36	0.30

Weighted average shares outstanding:
Basic	34,045	34,180	33,867	34,417
Diluted	35,033	35,258	34,806	35,531

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$189,312	$172,950
Restricted cash	11,593	4,839
Accounts receivable—billed, net	172,705	146,900
Accounts receivable—unbilled	10,539	7,170
Prepaid income taxes	3,800	12,959
Deferred income taxes	22,207	19,256
Prepaid expenses and other current assets	38,528	27,202
Total current assets	448,684	391,276
Property and equipment, net	58,798	51,740
Capitalized software, net	27,390	26,616
Goodwill	112,032	71,323
Intangible assets, net	25,330	5,651
Deferred contract costs, net	9,284	8,020
Deferred income taxes	1,369	732
Deferred compensation plan assets	9,220	8,004
Other assets	3,186	1,917
Total assets	$695,293	$565,279
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$71,314	$55,470
Accrued compensation and benefits	56,105	47,748
Deferred revenue	61,840	47,902
Current portion of long-term debt	178	42
Acquisition-related contingent consideration	—	1,840
Income taxes payable	3,100	5,104
Other liabilities	6,599	5,787
Total current liabilities	199,136	163,893
Deferred revenue, less current portion	19,550	2,575
Long-term debt	1,558	1,654
Acquisition-related contingent consideration, less current portion	406	388
Income taxes payable, less current portion	1,412	1,484
Deferred income taxes	10,384	11,945
Deferred compensation plan liabilities, less current portion	11,741	8,883
Total liabilities	244,187	190,822

Shareholders’ equity:
Common stock, no par value; 60,000 shares authorized; 56,516 and 56,018 shares issued and 33,985 and 33,793 outstanding at September 30, 2012 and September 30, 2011, at stated amount, respectively	395,967	377,579
Treasury stock, at cost; 22,531 and 22,225 shares at September 30, 2012 and September 30, 2011, respectively	(429,646)	(416,850)
Accumulated other comprehensive income	20,240	12,480
Retained earnings	464,545	401,248
Total shareholders’ equity	451,106	374,457
Total liabilities and shareholders’ equity	$695,293	$565,279

MAXIMUS, Inc.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months		Year
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$23,671	$25,575	$76,133	$81,168
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	83	(18)	(34)	974
Depreciation and amortization	7,947	6,366	26,460	22,845
Deferred income taxes	1,355	1,386	(3,274)	1,758
Non-cash equity based compensation	3,236	2,549	12,077	9,485
Change in assets and liabilities:
Accounts receivable — billed	(14,297)	(22,471)	(7,213)	(11,584)
Accounts receivable — unbilled	1,996	9,209	2,214	10,068
Prepaid expenses and other current assets	2,227	(4,462)	(6,018)	(2,573)
Deferred contract costs	(2,540)	540	(1,221)	(1,309)
Accounts payable	9,759	(148)	6,485	7,312
Accrued compensation and benefits	1,372	4,996	(2,648)	4,490
Deferred revenue	(1,334)	2,196	9,827	(11,779)
Income taxes	(2,656)	2,403	6,885	(10,814)
Other assets and liabilities	(720)	(1,021)	(4,513)	(2,456)
Cash provided by continuing operations	30,099	27,100	115,160	97,585
Cash used in discontinued operations	—	361	—	(725)
Cash provided by operating activities	30,099	27,461	115,160	96,860

Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	—	(66,003)	—
Proceeds from sale of discontinued operations	—	—	2,240	—
Purchases of property and equipment	(6,485)	(7,543)	(18,369)	(18,506)
Capitalized software costs	(1,932)	(1,915)	(4,779)	(7,608)
Proceeds from note receivable	—	172	299	237
Cash used in investing activities — continuing ops	(8,417)	(9,286)	(86,612)	(25,877)

Cash flows from financing activities:
Employee stock transactions	11	(70)	1,977	8,980
Repurchases of common stock	(3,088)	(39,566)	(12,977)	(56,540)
Tax benefit due to option exercises and restricted stock units vesting	3,793	1,769	7,268	6,996
Issuance (repayment) of long-term debt	(44)	—	(44)	304
Acquisition-related contingent consideration	(1,809)	(1,021)	(1,809)	(1,021)
Cash dividends paid	(3,063)	(3,086)	(12,180)	(10,327)
Cash used in financing activities — continuing ops	(4,200)	(41,974)	(17,765)	(51,608)

Effect of exchange rate changes on cash and cash equivalents	2,930	(7,267)	5,579	(1,746)

Net increase in cash and cash equivalents	20,412	(31,066)	16,362	17,629

Cash and cash equivalents, beginning of period	168,900	204,016	172,950	155,321

Cash and cash equivalents, end of period	$189,312	$172,950	$189,312	$172,950

MAXIMUS, Inc.
SEGMENT INFORMATION
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,				Year Ended September 30,
	2012	% (1)	2011	% (1)	2012	% (1)	2011	% (1)

Revenue:
Health Services	$181,564	100%	$156,303	100%	$671,181	100%	$565,881	100%
Human Services	119,172	100%	93,804	100%	378,964	100%	363,752	100%
Total	300,736	100%	250,107	100%	1,050,145	100%	929,633	100%

Gross Profit:
Health services	44,533	24.5%	39,183	25.1%	172,456	25.7%	147,239	26.0%
Human Services	40,096	33.6%	29,044	31.0%	115,487	30.5%	106,412	29.3%
Total	84,629	28.1%	68,227	27.3%	287,943	27.4%	253,651	27.3%

Selling, general, and administrative expense:
Health Services	24,551	13.5%	18,566	11.9%	91,837	13.7%	72,524	12.8%
Human Services	18,274	15.3%	15,756	16.8%	65,565	17.3%	59,590	16.4%
Corporate/Other	(15)	NM	238	NM	—	NM	(56)	NM
Total	42,810	14.2%	34,560	13.8%	157,402	15.0%	132,058	14.2%

Operating income from continuing operations:
Health services	19,982	11.0%	20,617	13.2%	80,619	12.0%	74,715	13.2%
Human Services	21,822	18.3%	13,288	14.2%	49,922	13.2%	46,822	12.9%
Corporate/Other	15	NM	(238)	NM	—	NM	56	NM
Subtotal: Segment Operating Income	41,819	13.9%	33,667	13.5%	130,541	12.4%	121,593	13.1%
Legal, settlement and acquisition-related expenses, net	1,846	NM	(1,169)	NM	2,966	NM	(808)	NM
Total	$39,973	13.3%	$34,836	13.9%	$127,575	12.1%	$122,401	13.2%

(1) % of respective segment revenue. Changes not considered meaningful are marked “NM.”

MAXIMUS, Inc.
Non-GAAP Measures

PRO FORMA DILUTED EPS FROM CONTINUING OPERATIONS
("Adjusted Diluted EPS")
FY 2011 and FY 2012
(Unaudited)

					Year
	Quarter Ended				Ended
	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,	Sept. 30,
	2011	2012	2012	2012	2012
Diluted EPS from continuing operations-GAAP basis	$0.51	$0.41	$0.59	$0.68	$2.19

Pro forma adjustments:
Legal, settlement and acquisition-related expenses, net	–	(0.01)	0.03	0.03	0.05
Adjustment for tax accounts	–	0.09	–	0.03	0.12
Subtotal pro forma adjustments	–	0.08	0.03	0.06	0.17

Adjusted Diluted EPS from continuing operations	$0.51	$0.49	$0.62	$0.74	$2.36

					Year
	Quarter Ended				Ended
	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,	Sept. 30,
	2010	2011	2011	2011	2011
Diluted EPS from continuing operations-GAAP basis	$0.50	$0.54	$0.56	$0.73	$2.31

Pro forma adjustments:
Legal and settlement expense (recovery), net	–	–	–	(0.02)	(0.02)
Adjustment for tax accounts	0.01	0.01	0.01	(0.07)	(0.04)
Subtotal pro forma adjustments	0.01	0.01	0.01	(0.09)	(0.06)

Adjusted Diluted EPS from continuing operations	$0.51	$0.55	$0.57	$0.64	$2.25

MAXIMUS, Inc.
FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Three Months		Year
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011

Cash provided by operating activities – continuing ops	$30,099	$27,100	$115,160	$97,585
Purchases of property and equipment	(6,485)	(7,543)	(18,369)	(18,506)
Capitalized software costs	(1,932)	(1,915)	(4,779)	(7,608)
Free cash flow	$21,682	$17,642	$92,012	$71,471

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
lisamiles@maximus.com